SPECIAL MEETING OF SHAREHOLDERS PRINCOR GROWTH FUND, INC.
HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                3,701,772             76,828
    Ehrle                3,700,176             78,424
    Ferguson             3,703,462             75,138
    Gilbert              3,702,760             75,840
    Griswell             3,693,088             85,512
    Jones                3,701,245             77,355
    Keller               3,699,325             79,275
    Lukavsky             3,698,811             79,789
    Peebler              3,693,840             84,760

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          3,655,638           27,049                95,914

3.Approval of name change to Principal Growth Fund, Inc.
          In Favor            Opposed               Abstain

          3,540,950           136,289               101,361

4.Approval of modification of management agreement.
          In Favor            Opposed               Abstain

          3,357,347           274,372               146,881

5.Approval to eliminate the fundamental investment restriction regarding the purchase of shares of other investment companies.

     In Favor        Opposed      Abstain     Broker Non-Votes

     3,421,585       99,129       132,866          125,019